(OMNI ENERGY SERVICES CORP. LOGO)       NEWS RELEASE                Nasdaq: OMNI
================================================================================
      4500 NE Evangeline Thwy o Carencro, LA 70520 o Phone o 337-896-6664 o
                                Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 04-37

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Executive Vice President
PHONE: (337) 896-6664

                       OMNI REPORTS THIRD QUARTER RESULTS

              Revenues Up 41%; Aviation Unit Consolidation Begins;
                   New Environmental Unit Exceeds Expectations

         CARENCRO, LA - NOVEMBER 16, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI), reported today an operating loss of ($0.7) million, ($0.07) per diluted share, for the three month period ended September 30, 2004. Revenues for the third quarter of 2004 were $14.4 million, a 41% increase over revenues for the same three month period ended September 30, 2003. After interest expense, including non-cash accounting charges of $(0.7) million related to the Company's 6.5% Subordinated Convertible Debentures, OMNI reported a net loss from continuing operations before income taxes of ($2.6) million, ($0.23) per diluted share. For the three month period ended September 30, 2003 OMNI previously reported net income from continuing operations before income taxes of $1.1 million on revenues of $10.2 million. Non-GAAP Operating Cash Flow (which we define as earnings before interest, taxes, depreciation and amortization) was $1.1 million for the quarter ended September 30, 2004 as compared to $2.5 million for the same quarter ended September 30, 2003. A reconciliation of this non-GAAP measure to net loss from continuing operations is attached to this release.

         During the third quarter of 2004 the Company initiated a plan to consolidate its aviation operations including the elimination of specific duplicative managerial positions and the closing of certain aviation facilities (collectively referred to herein as the "Discontinued Aviation Operations") and re-certification of helicopters acquired through the November 2003 acquisition of American Helicopters, Inc. In connection with the planned consolidation, the Company reported a loss of $(1.5) million, $(0.13) per diluted share, related to the Discontinued Aviation Operations.

         On the results of each business unit, James C. Eckert, OMNI's Chief Executive Officer, offered the following comments:

SEISMIC DRILLING SERVICES

         "Our Seismic Drilling unit (comprised of seismic drilling, survey and permitting services) reported gross profits of $0.8 million, 12.0%, for the third quarter of 2004 on revenues of $7.1 million. This same business unit reported gross profits of $2.4 million, 26.2%, on revenues of $9.0 million for the three month period ended September 30, 2003. Revenues declined in the three month 2004 period as compared to the same 2003 three month period due to (i) lower permitting revenues in 2004, and (ii) project interruptions caused by third party permitting and weather delays during the 2004 quarter," said Eckert.

         "Currently, backlog for our Seismic Drilling unit is strong for this time of the year. Poor weather conditions and third party permitting delays on projects scheduled to be completed earlier in 2004 have resulted in work being pushed into the fourth quarter of 2004 and the first quarter of 2005. As a result, our Seismic Drilling unit is unusually active for this time of the year. All of our drilling equipment that we can man with personnel is working and remains scheduled at these levels well into 2005," continued Eckert.

         "Third party permitting and weather delays, however, are not without a cost to our bottom line. While we are able to invoice our customers for certain stand-by charges during these delays, the amounts recovered are only sufficient to recover a small portion of our stand-by costs. Further, seismic drilling profitability has been adversely impacted throughout 2004 with significantly greater levels of lower-margined, highland work, than was contracted in 2003. In 2003, approximately 52% of our seismic drilling contracts were higher-margin, Transition Zone projects where we control 85% of the market, as compared to 2004, where only 38% of our work has been performed on Transition Zone projects," added Eckert.



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AVIATION SERVICES

         "We've previously announced that our strategic initiative includes expanding our current aviation fleet of 26 helicopters. To achieve this objective, we are growing our fleet organically as well as having discussions with certain targeted acquisitions. If completed, this business strategy would
(i) double the size of our fleet and (ii) add certain operational capabilities which we believe are essential to establishing solid long-term growth and profitability in this business segment. To improve the overall profitability within this business unit and prepare for certain future equipment needs of these possible targeted acquisitions, we initiated a plan during the third quarter of 2004 to consolidate our aviation operations. While final cost estimates are not yet complete, the plan includes the Discontinued Aviation Operations and re-certifying our aviation fleet under a single FAA 135 certificate. Further, during this process we reviewed our aviation customer base and have cancelled certain contracts whose returns were significantly less than those we have established for our aviation operations. While certain significant one-time charges have been and will continue to be incurred in connection with this consolidation plan, it is important to note that OMNI's Aviation Services business unit will emerge as a much more efficient business unit, better positioned for us to build on in coming quarters," said Eckert.

         "The implementation of the consolidation plan required substantial third quarter cost and investment to upgrade and re-certify certain units in our aviation fleet. As a result, our Aviation Services was able to report gross profits of only $0.3 million, 9.4%, on revenues of $3.0 million, for the third quarter of 2004. For the same three month period ended September 30, 2003, we reported gross profits of $0.4 million, 27.9%, on revenues of $1.3 million," added Eckert.

         "The 2004 year has been impacted by approximately $(0.8) million of costs incurred in capital improvements, $(0.6) million, and re-certification expense of the aviation fleet, $(0.2) million, added with the November 2003 acquisition of American Helicopters, Inc. and $(1.5) million of net costs incurred with the Discontinued Aviation Operations, including severance costs for terminated employees. Currently, 4 helicopters have been upgraded and re-certified onto our FAA 135 certificate and 10 helicopters remain to be upgraded, re-certified and moved onto our certificate. We are making a substantial investment, at this time, in our aviation fleet. When the plan is complete and available synergies are captured, we believe we will have established this business unit as a recognized leading provider of transportation services in the shallow waters of the Gulf of Mexico," continued Eckert.

ENVIRONMENTAL SERVICES

         "We are pleased with the initial performance of our Environmental Services unit, formed with the June 2004 acquisition of Trussco, Inc. For the first three months under OMNI's direction, this business segment reported gross profits of $1.6 million, 38.2%, on revenues of $4.3 million. These operating results were posted in spite of six named tropical storms during the third quarter of 2004, which adversely impacted this business unit's offshore operations. Currently, our Environmental Services unit is extremely active assisting customers as they work to resume normal production levels in the Gulf of Mexico. These production levels were interrupted in the third quarter of 2004 by the effects of Hurricane Ivan which caused severe structural damage to certain offshore production platforms and pipelines," commented Eckert.

         "To assist in developing this business unit and to further evidence OMNI's commitment to maintaining the highest standards of safety and quality control, Shawn L. Rice has joined OMNI as its Vice President - QHSE (Quality, Health, Safety and Environment). Shawn joins the Company after more than twenty years of international and domestic management experience with WesternGeco, a subsidiary of Schlumberger. Since December 2000, he held the position of Vice President, QHSE for WesternGeco's worldwide operations. In this capacity, he developed and managed all aspects of WesternGeco's QHSE structure, systems and programs for a base of more than 16,000 employees. Prior to December 2000, Shawn held various management positions with Western Geophysical including Business Services Manager responsible for Human Resources, QHSE and training for more than 8,000 employees. He holds an engineering degree from Colorado School of Mines and is a welcomed addition to OMNI's Senior Management Team," added Eckert.

         "We expect to continue pursuing additional managerial talent to support the growth of our business units. We firmly believe that it is imperative to align the interests of our key managers with those of our stockholders. Accordingly, we have initiated a program to increase the number of shares available under our Employee Stock Option Plan for the purpose of attracting and maintaining high caliber, managerial talent necessary for the long-term success of OMNI," said Eckert.

ADMINISTRATIVE COSTS AND EXPENSES

         "General and administrative costs increased $2.3 million, from $1.1 million during the three month period ended September 30, 2003 to $3.4 million during the same 2004 three month period. Of this increase (i) $1.3 million is attributable to the June 2004 acquisition of Trussco, Inc.; (ii) $0.2 million results from certain non-cash accounting charges related to the



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Subordinated Convertible Debentures and (iii) $0.5 million is principally attributable to increased legal and accounting fees," said Eckert.

         "Trussco has historically maintained a substantially larger sales and marketing department than has OMNI. Plans are currently being developed to consolidate company-wide sales and marketing into one department and broaden the services marketed by each. Importantly, this sales and marketing consolidation will significantly increase the exposure of all of our business units to the broader customer base we now service thereby affording OMNI substantial cross-selling opportunities. We are also implementing programs to further consolidate certain administrative functions. We continue to evaluate certain potential strategic transactions focusing on maximizing stockholder value," added Eckert.

FINANCING COSTS

         "The June 2004 acquisition of Trussco, the November 2003 acquisition of American Helicopters, Inc. and the issuance of a total of $15.1 million of 6.5% Subordinated Convertible Debentures in February 2004 and April 2004 resulted in $0.5 million of the $1.4 million increase in interest expense. Further, we recorded non-cash accounting charges of $0.7 million related to our Subordinated Convertible Debentures during the three months ended September 30, 2004. The remaining increase in our financing costs resulted from higher levels of debt incurred with the organic expansion of our aviation fleet combined with higher interest rates in 2004 versus 2003," commented Eckert.

         "The issuance of the Convertible Debentures prevented a 5 million share dilution to our stockholders at a point in time when less than 10 million shares were outstanding. This additional debt combined with the acquisition debt from Trussco and American Helicopters has significantly increased our debt-to-equity ratios. The proposed $100 million Senior Credit facility is proposed at rates and terms more attractive than our existing credit agreements. While this proposed Senior Credit Facility partially addresses our long-term financing needs, the Company steadfastly opposes adverse dilution to our stockholders," said Eckert.

         "We are scheduled to close the proposed Senior Credit Facility in the near-term. Accordingly, to reflect the impact of this proposed credit agreement and other financial matters in our financial statements, we are deferring the filing of our Form 10-Q for the quarter ended September 30, 2004 to coincide with the completion of this proposed Senior Credit Facility," added Eckert.

CONCLUDING COMMENTS

         "In short, OMNI has not performed as originally planned for the 2004 year. Seismic Drilling, a traditionally cyclical business, has been hurt this year with an unusually high percentage of lower-margin highland contracts, poor weather and third party permitting delays. Additionally, the integration of the acquisition of American Helicopters, Inc. has required significant financial investments that are now being committed to incorporate operational and organizational changes necessary to establish our Aviation Services unit as a recognized leader in providing safe, reliable offshore transportation services. Improving returns in Seismic Drilling and Aviation Services business units, combined with growth in our Environmental Services unit, will provide the basis for OMNI to maximize stockholder value, whether organically or through strategic initiative," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Geophysical Support Services, Aviation Transportation Services and Environmental Services. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, the completion of its recently announced Senior Credit Facility, the availability of cash flow from operations to satisfy future Put Options, and other risks detailed in the Company's filings with the Securities and Exchange Commission.



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                           OMNI ENERGY SERVICES CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                      (In thousands, except per share data)




                                                              Three Months Ended September 30,     Nine Months Ended September 30,
                                                             ----------------------------------    -------------------------------
                                                                   2004                2003             2004              2003
                                                             ----------------     -------------    -------------      ------------
                                                                          (Unaudited)                        (Unaudited)
Operating revenue......................................      $         14,367     $      10,218    $      37,863      $     26,834
Operating expenses.....................................                11,697             7,617           30,080            20,312
                                                             ----------------     -------------    -------------      ------------
Gross profit...........................................                 2,670             2,601            7,783             6,522
General and administrative expenses....................                 3,416             1,090            7,853             3,381
                                                             ----------------     -------------    -------------      ------------
Operating income (loss)................................                  (746)            1,511              (70)            3,141
Interest expense.......................................                (1,613)             (202)          (3,222)             (650)
Other expense, net.....................................                  (192)             (170)            (339)             (250)
                                                             -----------------    --------------   --------------     -------------
Income (loss) from continuing operations before income
  taxes................................................                (2,551)            1,139           (3,631)            2,241
Income tax benefit.....................................                    --              (300)              --              (625)
                                                             ----------------     --------------   -------------      -------------
Net income (loss) from continuing operations...........                (2,551)            1,439           (3,631)            2,866
Loss from discontinued operations......................                (1,465)               --           (1,538)               --
                                                            ------------------   --------------   ---------------    -------------
Net income (loss)......................................                (4,016)            1,439           (5,169)            2,866
Preferred stock dividends..............................                    --              (242)            (490)             (242)
                                                             ----------------     --------------   -------------      -------------
Net income (loss) applicable to common and common
  equivalent shares....................................      $         (4,016)    $       1,197    $      (5,659)     $      2,624
                                                             ================     =============    =============      ============
Basic income (loss) per share:
    Income (loss) from continuing operations...........      $          (0.23)    $        0.14    $       (0.40)     $       0.30
    Loss from discontinued operations..................      $          (0.13)    $          --    $       (0.13)     $         --
    Net income (loss) applicable to common and common
     equivalent shares.................................      $          (0.36)    $        0.14    $       (0.53)     $       0.30
Diluted income (loss) per share:
    Income (loss) from continuing operations...........      $          (0.23)    $        0.11    $       (0.40)     $       0.28
    Loss from discontinued operations..................      $          (0.13)    $          --    $       (0.13)     $         --
    Net income (loss) applicable to common and common
     equivalent shares.................................      $          (0.36)    $        0.11    $       (0.53)     $       0.28
Weighted average common shares outstanding:
    Basic..............................................                11,160             8,742           10,723             8,741
   Diluted.............................................                11,160            13,388           10,723            10,290



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Set forth below is a reconciliation to GAAP measures of the pro forma measures used herein. Management uses this non-GAAP information to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors because it allows them to evaluate more effectively the Company's performance using the same measurements that management uses. These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements. The results shown below include results from July 1 through September 30, 2004 and 2003.


                          RECONCILIATION OF HISTORICAL
                        GAAP BASIS RESULTS TO HISTORICAL
                           NON-GAAP BASIS INFORMATION
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                 (IN THOUSANDS)

                                   (UNAUDITED)



                                                                         SEPTEMBER 30, 2004            SEPTEMBER 30, 2003
                                                                      -----------------------       ---------------------
Net Income (loss) from continuing operations before income taxes      $                (2,551)      $                 1,139
Add: Interest Expense..........................................                         1,613                           202
       Depreciation and Amortization...........................                         1,803                         1,007
       Other expense, net......................................                           192                           170
                                                                      -----------------------       -----------------------
Non-GAAP Operating Cash Flow...................................       $                 1,057       $                 2,518
                                                                      =======================       =======================


                                                                         SEPTEMBER 30, 2004            SEPTEMBER 30, 2003
                                                                      -----------------------       ---------------------
Diluted Earnings Per Share:
Income (loss) from continuing operations.......................       $                (0.23)       $                 0.11
Income tax (benefit)...........................................       $                   --        $                (0.02)
Interest expense...............................................       $                 0.14        $                 0.02
Other expense, net.............................................       $                 0.02        $                 0.01
                                                                      ----------------------        ---------------------
   Operating Income (loss).....................................       $                (0.07)       $                 0.12
                                                                      ======================        =====================